Exhibit 99.2
Final Transcript
CORPORATE PARTICIPANTS
Paul McCormick
Cardiogenesis Corporation — Executive Chairman
Bill Abbott
Cardiogenesis Corporation — CFO
CONFERENCE CALL PARTICIPANTS
Jared Cohen
JM Cohen & Company. — Analyst
Larry Haimovitch
Haimovitch Medical Technology Consultants. — Analyst
PRESENTATION
Operator
Good day, ladies and gentlemen, and welcome to the Third Quarter 2010 Cardiogenesis Earnings Conference Call. My name is Amesia, and I will be your coordinator today. (Operator Instructions) As a reminder, this conference call is being recorded for replay purposes.
During the course of this call, the Company will make a number of forward-looking statements which may include, without limitation, statements regarding the Company’s future business development plans and future results. These statements are subject to risks and uncertainties, and actual results may differ materially from those projected in these forward-looking statements. Those risks and uncertainties are more fully described in the Company’s SEC reports filed under the Securities Exchange Act of 1934, included under the heading of Risk Factors in the Company’s Annual Report on Form 10-K. The Company undertakes no obligation to update the forward-looking statements made today.
In addition, please be aware that if you decide to ask a question on today’s call, it will be included in both the live transmission and may be made available on the Company’s website thereafter. This conference call report is protected by copyright law and international treaties. Any recording or other use or transmission of the text or audio of today’s call is not allowed without express permission of Cardiogenesis. I would like to turn the presentation over to your host for today’s call, Mr. Paul McCormick, the Executive Chairman of Cardiogenesis. Please proceed,
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Thank you Amesia. I am Paul McCormick, Executive Chairman of Cardiogenesis, and along with Bill Abbott, our CFO, we will be reporting on the 2010 third quarter and year to date results.
Today we report total revenues of approximately $2.8 million for the third quarter of 2010 a 30% increase in total revenue over the prior period. I am pleased to report that approximately $2.2 million of that revenue was derived from the sales of our disposable hand pieces and that we achieved a gross margin of 84%. We are encouraged by the results of our sales team as they focus on “making the case” for the clinical role of our technology to cardiothoracic surgeons and referring cardiologists.
At the same time we made significant progress on our clinical and regulatory objective to begin an IDE study for our PHOENIX™ Combination Delivery System. I will discuss that in greater detail later in the call but first, Bill will review our third quarter financial results, Bill.
Bill Abbott — Cardiogenesis Corporation — CFO
Thanks Paul. As Paul just mentioned, in the third quarter of 2010 our revenue totaled $2,764,000, an increase of $630,000, or 30%, from revenues of $2,134,000, in the third quarter of 2009. Overall

Exhibit 99.2
Final Transcript
handpiece revenue grew $323,000, or 18%, to $2,154,000 in the third quarter of 2010 from $1,831,000 in last year’s third quarter. Handpiece revenue growth was the result of both higher average selling price and higher unit sales. Laser revenue in the third quarter of 2010 totaled $295,000 whereas we had no laser revenue in the third quarter of last year. Service and other revenue for the third quarter of 2010 was $315,000, an increase of approximately $12,000 from last year’s third quarter.
For the first nine months of 2010, our revenue totaled $8,426,000, which is an increase of $1,204,000, or 17%, from sales of $7,222,000 in the first nine months of 2009. The year to date increase in sales as compared to the corresponding 2009 period results from both a higher average selling price and higher unit sales of handpieces as well as increased laser sales which, at $1,068,000 year to date are up $302,000 or 39% over the prior year.
Our gross margin was 84% of net revenue for both the third quarter and nine month periods of 2010, representing a 2 percentage point increase over both the third quarter and year to date periods in 2009. In dollar terms, gross profit increased by $556,000, or 32%, to $2,310,000 for the third quarter of 2010 as compared with $1,754,000 for the 2009 third quarter. For the 2010 year to date period, gross profit increased by $1,148,000, or 19%, to $7,063,000 from a gross profit of $5,915,000 in the first nine months of last year.
Our research and development expense was $272,000 in the third quarter of 2010 which is a decrease of $107,000 from R&D expense of $379,000 in the 2009 third quarter. Year to date, R&D expense totaled $830,000, which was $183,000, or 18%, below the $1,013,000 of R&D expenditures in the 2009 year to date period. The decrease for both the three and nine months is primarily attributed to the 2009 submissions to the Food and Drug Administration for the Premarket Approval Application of our PEARL 8.0 handpiece as well as the pre-Investigational Device Exemption, or IDE, to initiate a feasibility trial for our PHOENIX handpiece. Those expenses did not recur in 2010.
Sales and marketing expense was $1,443,000 for the 2010 third quarter, an increase of $80,000, or 6%, when compared to $1,363,000 for the third quarter of 2009. The increase in sales and marketing costs for the third quarter of this year was primarily due to higher commissions and related expenses resulting from increased revenues.
For the first nine months of 2010, sales and marketing expenses were $4,728,000, an increase of $624,000 or 15%, when compared to $4,104,000 for the corresponding year to date period in 2009. The increase in S&M expense for the 2010 nine month period was a result of higher salary and related expenses from increased average headcount and revenue driven increases in commission compensation and related expenses.
For the third quarter 2010 general and administrative expense was $740,000, an increase of $10,000 from the $730,000 of G&A expense in the third quarter of 2009. For the nine month period of 2010, G&A expense totaled $2,211,000, a decrease of $164,000 from 2009’s year to date period. The decrease for the nine months ended September 30, 2010 was primarily attributable to lower headcount resulting in lower salaries and wage expense.
For the 2010 third quarter, we recorded an operating loss of $145,000 as compared to an operating loss of $718,000 in the third quarter of 2009. The operating loss for the first nine months of 2010 totaled $706,000 as compared to an operating loss of $1,577,000 for the nine month period last year.
Our net loss for this year’s third quarter was $154,000, which was essentially breakeven on a per basic and diluted share measure, as compared with a net loss of $739,000, or $0.02 per basic and diluted share, in 2009’s third quarter.

Exhibit 99.2
Final Transcript
For the nine month year to date period, our net loss in 2010 was $724,000, or $0.02 per basic and diluted share, as compared with a net loss of $1,643,000, or $0.04 per basic and diluted share for the nine month period in 2009.
Now, I will turn the call back to Paul for an update and then we will be happy to answer any questions you may have. Thank you.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Thanks, Bill. The company continues to execute on its key objectives to drive utilization of our high margin disposable handpieces, manage expenses to control our financial destiny, and pursue the PHOENIX clinical initiative as a platform for future growth.
In October we announced the enrollment of the first two patients in the feasibility study of our PHOENIX Combination System. The PHOENIX combines the intramyocardial injection of stem cells derived from the patient’s own bone marrow with the pretreatment of the myocardium with the company’s TMR system. Animal studies have indicated pre-treatment by TMR results in improved stem cell survival. The initial PHOENIX procedures were performed in Madrid Spain and attended by clinical investigators from India, Russia, Italy and France. We expect to enroll 10-15 cases by the end of the year based on the speed of obtaining local IRB hospital approvals at the remaining four clinical sites. The study has been registered with clinical trials.gov website and company personnel are already making travel plans to Russia and India this quarter to support the initial procedures at these sites. We have also started our biocompatibility and large animal safety studies required by the FDA at the Texas Heart Institute Stem Cell Center. Our protocols for both the clinical feasibility study and the animal research have incorporated the comments previously received from the FDA and the results will be part of our IDE submission to the agency as we look to begin a U.S. pivotal trial for the PHOENIX in the second half of 2011.
I am pleased to report success with our commercial products has been able to fund our clinical and regulatory initiatives. For the first nine months of 2010 we increased disposable handpiece revenue 17% or nearly $950,000 over the first nine months of 2009 and these products have a gross margin of 84%. Although revenue from capital equipment sales is challenging in the current environment, and quarterly results may be choppy, increased utilization can positively influence capital equipment sales as evidenced by the 39% increase or $300,000 in the first nine months of 2010 versus 2009. These increases in sales revenue permit us to make the requisite investments and make progress in our advanced product initiatives.
At September 30, 2010 the company had no debt and a cash balance of $2.1 million dollars. We utilized only $429,000 of cash in the first nine months of 2010. We are accomplishing our sales growth with a sharp eye on our expenses.
Earlier today we announced the receipt of a research award from the Qualifying Therapeutic Discovery Project, a federal program designed to identify and fund innovative technologies at companies with fewer than 250 employees. We are pleased that they recognize the potential of our PHOENIX™ Combination Delivery System to treat the growing and intractable problem of diffuse coronary artery disease, and the grant of approximately $244,000 will be used to support our clinical and regulatory objective to begin an IDE study for the PHOENIX system. We believe we have sufficient resources to allow the company to make investments in sales and marketing, as well as finance the company through the completion of the product functional testing, large animal safety studies, and enrollment in a human feasibility study for the PHOENIX System.
In summary, I am very pleased with our results in increasing sales for our commercial products and successfully completing the first steps required to achieve our goal of beginning a U.S. pivotal trial for the PHOENIX Combination Delivery System in the second half of 2011. Should tissue stimulation by TMR prove to be synergistic to stem cell delivery, we believe our PHOENIX technology can become the standard of care for intramyocardial delivery of stem cells. The PHOENIX may prove to be an important clinical option for the estimated 200,000 symptomatic patients diagnosed with diffuse coronary artery

Exhibit 99.2
Final Transcript
disease that are not candidates for traditional therapy of intervention or surgery. We will continue to update you on our progress via our conference calls.
With that I would like to now open the line for questions...Operator.
Operator
(Operators instructions)
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
While I am waiting for the first question, let me tell those listening that the Company will be presenting at the 4th Annual OneMedForum in San Francisco held January 11-13. The conference is a showcase of companies shaping the future of the rapidly changing healthcare landscape, and Cardiogenesis certainly qualifies as one of those companies. Once the schedule is finalized we will forward the time of our presentation and if you plan on attending I would be happy to meet with you there
Operator, I’m ready for the first question.
Operator
And the first question comes from the line of Jared Cohen with J.M. Cohen & Company. Please proceed.
Jared Cohen — JM Cohen & Co. — Analyst
Yes, just a few questions. First, I guess you made either one laser sale or a lease this quarter. I know it’s not a big deal and just generating some revenue, but I’m just curious, was it a new customer or a customer upgrading? I’m just curious about that.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
You know, Jared, most of these are lasers that have gone in. I can’t speak directly to it. There were two laser sales.
Bill Abbott — Cardiogenesis Corporation — CFO
A TMR 2000, the older version of our laser, and one Solargen.
Jared Cohen — JM Cohen & Co. — Analyst
Okay, but were they two existing customers upgrading or two new people who were new clients?
Bill Abbott — Cardiogenesis Corporation — CFO
The TMR 2000 was to a new client, and I believe that the other one was an upgrade, but I would have to confirm.
Jared Cohen — JM Cohen & Co. — Analyst
Okay. That is what I wanted to get to, more to someone who is new, just what got them, just out of curiosity, to want to try it out. It’s more than trying out, but what got them to want to buy it, just out of curiosity, since that is always something interesting.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Sure. Well, as you are seeing, increased utilization is kind of a testament that our sales force, in how we have reconfigured it, and the message that we provide and the clinical data that is available, that you can make the case successfully for the role of TMR as it is today in a practice, either as an adjunct for coronary bypass, or as standalone procedure. And all of our efforts in also reaching out to referring cardiologists is helping to drive increased utilization.
Now, with increased utilizations, hospitals can justify making some capital equipment purchases. So, they go kind of hand-in-hand. Increased utilizations do help support capital sales.

Exhibit 99.2
Final Transcript
Jared Cohen — JM Cohen & Co. — Analyst
Oh, no, absolutely. So, like, take this client. Was it someone who had been looking at this for a year, two years, and just ultimately made a decision? That’s what I was trying to get at.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Most of the TMR — because we have an inventory of TMR 2000, we are fairly open to either putting it on a rental or an upcharge. Typically, when you see the sale, it is somebody who has gotten reinvigorated probably within the last six to 10 months, and have been able to demonstrate the economic feasibility of the program.
Jared Cohen — JM Cohen & Co. — Analyst
Okay. But this is even to a newer client? I’m talking about someone who is new.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Typically, because we will — we wanted to lower the bar to allow people — hospitals and physicians to get a better way to quantify how big their program can be. And so it would be, particularly with the TMR 2000, that is the older model that we have an inventory that is already paid for. We will put them in on a rental or we will put them on an upcharge, and typically those are the ones that will convert to a TMR 2000.
Jared Cohen — JM Cohen & Co. — Analyst
Okay. All right. Now, with the grant you got, what type of due diligence does the government do, or what type of case did you have to present and how long did that take before ultimately you got the grant? What type of process, or what presentation did you have to make to prove your case?
Bill Abbott — Cardiogenesis Corporation — CFO
Jared, this is Bill. This is part of the healthcare package that was passed earlier in the year. There was a carve-out of $1 billion used as stimulus for small companies, those under 250 employees, who had projects where they could demonstrate the potential for life-saving or life-sustaining, life-betterment therapies. And so we filled out the requisite application, and being a stimulus package, there was a requirement that they distribute the money in a rather prompt fashion.
So, we submitted back in the late spring and the FDA and IRS were required to make the determination by the end of October. And so the grants went out to about 4,000 projects, and in most cases it was a single project from a company, but in some cases there were one or two projects, or two or three projects that a company might get funding. The amount we got, the $244,000, approximately, was the maximum grant you could receive.
Jared Cohen — JM Cohen & Co. — Analyst
Okay. So, it wasn’t like a long-term, it was just some type of form and it wasn’t like they do any type of due diligence?
Bill Abbott — Cardiogenesis Corporation — CFO
Yes. It was a government form, so by its very nature it was rather lengthy, describing what the therapy was that we were pursuing and what its potential benefits were, and how it supported employment here in the US. Those are some of the criteria that you were subjected to.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
And, you know, Jared, because CMS was involved, they can evaluate the markets that are — you are developing a technology to meet a large unmet need. They can estimate, based on the data you provide them, is this a large and serious problem? And I would make the case that diffuse coronary artery disease, particularly as people are living longer and outliving their earlier intervention and/or surgery, that the authorities are starting to understand that this is a serious problem with not a lot of options. And that is the excitement around stem cell therapy, whether it is being done intramyocardially through an operative

Exhibit 99.2
Final Transcript
approach, percutaneous. So, I think that underscores the playing field that we are in, that it is a huge clinical need.
Jared Cohen — JM Cohen & Co. — Analyst
Okay. All right. Thank you very much.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Thanks, Jared
Operator
(Operator Instructions) And the next question comes from the line of Larry Haimovitch with HMTC. Please proceed.
Larry Haimovitch, Haimovitch Medical Technology Consultants - Analyst
Gentlemen, congratulations on a nice quarter.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Thanks, Larry.
Bill Abbott — Cardiogenesis Corporation — CFO
Thanks, Larry.
Larry Haimovitch, Haimovitch Medical Technology Consultants — Analyst
Paul, you must be especially pleased to see the uptick. I know I am. You must be especially pleased to see the uptick of the disposable use, the procedure growth.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
I’ve got to be honest with you, the group here is very motivated. This is really a team effort. They crafted a terrific message, backed it up with clinical data, trained the sales force, and had them reaching out, going back to people who have expressed interest. And there is a role today for TMR, and we believe as we push the stem cell project forward that we can expand the role. And so people are getting pretty excited out in the field.
Larry Haimovitch, Haimovitch Medical Technology Consultants — Analyst
Paul, did you increase the number of sales reps, or is it the same number you have had for — I know you changed the sales force dramatically to focus on sales reps who could sell disposables and who could focus on cardiology. But have you increased the number?
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
We are pretty much flat. However, what we are doing in some markets is we are starting to take a look at utilizing independent agents that are selling products directly to the CT surgeons to supplement our sales force. Because, you know with a 13- to 14-person sales force, these are large geographies, and there is a certain amount of frequency of face time with clinicians that has to take place to develop utilization.
So, our goal now is in the right circumstances we probably put on in the neighborhood of seven in head count spread out across the country. Independent agents being supported by our area manager and/or the local region manager, and we’ll see how that develops. It is a nice way to expand in geographies, because obviously it is not a salaried head count. And they are usually hovering where we don’t have any existing business. So, we are going to pursue that as best we can. And so I am pretty pleased so far with what it looks like.

Exhibit 99.2
Final Transcript
Larry Haimovitch, Haimovitch Medical Technology Consultants — Analyst
Do you sense that there is — we’re kind of hitting a tipping point where the momentum may start really accelerating, where the word from all the sales reps really talking up the procedures? Could we see the business actually showing better growth?
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
You mean a better rate of growth than we’re showing now?
Larry Haimovitch, Haimovitch Medical Technology Consultants — Analyst
Yes. I mean, certainly, I don’t mean to, I’m not trying to say that this is not a terrific rate of growth, but you came on this for so long under promoted. Now you are finally getting at it and telling a good story and I think you’re right, there is some real benefit for patients here. What is your sense about, you know, just a subjective sense. I’m not asking you to really forecast, but just your subjective sense, Paul, about where the business is at in the cycle. You’ve had a lot of years selling different products.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Right. I think we can show, and I think we have said this in the past, modest growth and build on this growth rate. We are going to be — there is a limitation in the respect of — there is a piece of capital equipment, so we have sold into the first nine months of this year 183 accounts. To generate hockey stick type of growth, that means we are going to place a lot more lasers, probably more than we even have in our current inventory. And capital equipment is a more challenging environment.
For standalone therapy, where they use this as standalone, it is still a procedure for these patients that they have to undergo. So, I’m not — I’m trying to characterize as best as I can. I think we can improve our growth rate. I think that until we get into the biologics and that side of this, then I think you can really see an acceleration provided we demonstrate efficacy. But I think even the prospects of stem cells, it helps you re-engage clinicians on this idea of myocardial stimulation with a laser.
Larry Haimovitch, Haimovitch Medical Technology Consultants — Analyst
Uh-huh. Okay, great. Congrats on the progress, Paul.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Appreciate it. Thanks, Larry.
Operator
(Operator Instructions) Ladies and gentlemen, this concludes the question-and-answer session for today’s call. I would now like to hand the call over to Mr. Paul McCormick for any closing remarks.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Thanks, Amecia. Bill and I would like to thank you for your interest in participating in this call. We appreciate the continued support of our shareholders and the efforts of our dedicated employees. We look forward to providing you an update on our progress when we discuss fourth quarter 2010 results. Please feel free to contact Bill or me with any additional questions. Thank you.
Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect.